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                                                                    EXHIBIT 23.2


                             Consent of BDO Seidman, LLP



We consent to the reference to our firm under the captions "Risk Factors - History of Operating Losses" and "Experts" in the Registration Statement on Form S-3 of Children's Broadcasting Corporation for the registration of 421,528 shares of common stock and to the incorporation by reference therein of our report dated February 24, 1998, except for Notes 2, 9, 13 and 16 which are dated March 13, 1998, with respect to the consolidated financial statements of Children's Broadcasting Corporation included in the Annual Reports (Forms 10-KSB) for the years ended December 31, 1996 and December 31, 1997.


                                   /s/ BDO Seidman, LLP
                                   BDO Seidman, LLP


Milwaukee, Wisconsin
May 21, 1998